ALPINE INCOME TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of February 28, 2014, by and between Alpine Income Trust (the "Trust"), on behalf of the series listed on Schedule A (the “Fund”), and Alpine Woods Capital Investors, LLC (the "Adviser"):

W I T N E S S E T H:

WHEREAS, the Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and an open-end, management investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and will serve as the investment adviser of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Adviser agrees to pay, waive or absorb the ordinary operating expenses of the Fund (including 12b-1 fees, any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions, acquired fund fees and expenses and extraordinary expenses of the Fund) ("Operating Expenses"), which exceed the aggregate per annum rate (listed on Schedule A) of the Fund’s average daily net assets (the "Expense Limitation").

2.	The Expense Limitation will remain in effect until at least February 28, 2013 and is subject to annual approval by the Board unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Fund and the Adviser (or an affiliate of the Adviser) is terminated by the Trust without the consent of the Adviser or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) does not become effective upon such termination.

3.	The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the Fund for any year to exceed the Expense Limitation. This agreement of the Trust to reimburse the Adviser for excess expenses of the Fund paid, waived or absorbed by the Adviser shall terminate in the event the Adviser or any affiliate of the Adviser terminates any agreement now in effect between the Trust on behalf of the Fund and the Adviser (or any affiliate of the Adviser) without the consent of the Trust (other than a termination resulting from an assignment).

4.	This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.	The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

6.	This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ALPINE INCOME TRUST

By:	/s/ Ronald G. Palmer, Jr.
Ronald G. Palmer, Jr.
Title:	CFO

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber
Samuel A. Lieber
Title:	Chairman/CEO

ALPINE INCOME TRUST
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	CLASS	EXPENSE CAP
Alpine Ultra Short Tax Optimized Fund	Institutional	0.70%
	Class A	0.95%
Alpine High Yield Managed Duration
Municipal Fund	Institutional	0.80%
	Class A	1.05%

Last Updated and Approved by
the Board of Trustees on:

March 27, 2014

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